Exhibit 4.3(a)
August 24, 2000

Motorola, Inc.
1303 East Algonquin Road
Schaumburg, Illinois 60196

Ladies and Gentlemen:

      Pursuant to a letter agreement dated as of March 18, 1998 (the "1998 Letter Agreement") by and among Motorola, Inc. ("Motorola"), NetSpeak Corporation ("NetSpeak") and certain other shareholders of NetSpeak, among other things the Board of Directors of NetSpeak was expanded to provide for Motorola designees to the board. The parties desire to amend a portion of the 1998 Letter Agreement to limit the number of Motorola designees to one
(1) instead of up to three (3) as set forth below.

1. Paragraph 1 of the 1998 Letter Agreement shall be deemed amended as of the date hereof to provide that Motorola shall only have the right to designate one designee to the Board, who shall be reasonably satisfactory to NetSpeak, provided that Motorola beneficially owns more than 7% of NetSpeak's Outstanding Stock. At each subsequent annual or special meeting of shareholders of NetSpeak at which directors are to be elected, NetSpeak shall nominate and use its best efforts to cause Motorola nominees to be elected.

2. The 1998 Letter Agreement as so amended is not intended to abrogate any voting rights Motorola otherwise has with respect to the shares of Outstanding Stock.

3. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the 1998 Letter Agreement.

4. In all other respects the 1998 Letter Agreement is hereby ratified and reaffirmed.

5.  This letter agreement, which amends the 1998 Letter
Agreement, shall be governed by the laws of the State of Florida; may be executed in counterparts (each of which shall be deemed an original but all of which together shall be deemed to constitute a single instrument).

                                    NETSPEAK CORPORATION

                                    /s/ John W. Staten
                                    John W. Staten
                                    Chief Financial Officer
Acknowledged and agreed to:

MOTOROLA, INC.

By /s/ Stephen P. Earhart
Name:  Stephen P. Earhart
Title: Senior Vice President